Exhibit 10.3

WATER CHEF, INC.
25 Fairchild Avenue
Plainview, New York 11803

August 18, 2008

Leslie J. Kessler
11 Hedgerow Lane
Jericho, New York 11753

Dear Ms. Kessler:

Reference is made to that certain Stock Purchase, Loan and Security Agreement, dated as of April 16, 2008 (the “Kessler Agreement”), between Water Chef, Inc. (the “Corporation”) and yourself (“Kessler”), pursuant to which the Corporation sold and issued to Kessler 6,500,000 shares (the “Kessler Shares”), of the common stock, par value $0.001 per share (the “Common Stock”), of the Corporation for the aggregate purchase price of $547,950 (the “Kessler Consideration”) and loaned (the “Kessler Loan”) Kessler an amount equal to the Kessler Consideration to be used solely for the purpose of Kessler’s purchase of the Kessler Shares.  The obligation of Kessler to repay the Kessler Loan is evidenced by a non-recourse promissory note (the “Kessler Note”), payable to the Corporation and in the original principal amount equal to the Kessler Consideration.  Based on discussions between the Corporation and Kessler, the Corporation and Kessler have each determined that it is in the best interests of the Corporation and Kessler that the transactions contemplated by the Kessler Agreement, as well as the Kessler Loan, Kessler Note and Kessler’s obligation to repay the Kessler Loan, be rescinded in their entireties, ab initio.

This letter agreement confirms the understanding (the “Understanding”) of the Corporation and Kessler that the Kessler Agreement, as well as the Kessler Loan, Kessler Note and Kessler’s obligation to repay the Kessler Loan, are, subject to the terms and conditions set forth below, rescinded in their entireties, ab initio (collectively, the “Rescission”).

The Rescission shall become effective automatically upon the occurrence of all of the following matters, which the Corporation and Kessler hereby agree to use their respective best efforts to complete at the earliest possible time:
(1)
Kessler’s execution of the duplicate copy of this letter agreement in the space indicated below, confirming Kessler’s confirmation of the Understanding and agreement to, and acknowledgement, acceptance and conformation of, all of the terms and provisions of this letter agreement; and

(2)	Kessler’s delivery to the Corporation for cancellation of the stock certificate(s) evidencing the Kessler Shares.

The Corporation and Kessler each agree that upon the Rescission becoming effective in accordance with the immediately preceding paragraph:
(a)
the Kessler Agreement be deemed rescinded in all respects ab initio and shall be treated as if the Kessler Agreement was never entered into, and that all mutual promises, covenants and/or agreements contained in the Kessler Agreement shall be of no force and/or effect;

Water Chef, Inc.

Ms. Leslie J. Kessler
August 18, 2008

(b)
the Kessler Loan and Kessler Note, as well as the obligations of Kessler to repay the Kessler Loan, be deemed cancelled in all respects ab initio and shall be treated as if the Kessler Loan and Kessler Note were never entered into, that Kessler has no obligation to repay the Kessler Loan and that all mutual promises, covenants and/or agreements contained in the Kessler Note shall be of no force and/or effect;

(c)	the Kessler Shares shall be deemed cancelled in all respects ab initio and shall be treated as if the Kessler Shares were never issued or outstanding;
(d)	the stock certificate(s) evidencing the Kessler Shares may be imprinted or otherwise noted on the Kessler Note with the words “cancelled and void;” and
(e)
the stock certificate(s) evidencing the Kessler Shares shall be delivered to the transfer agent and registrar for the Common Stock with instructions that the stock certificate(s) be cancelled in all respects ab initio and be treated as if the stock certificate(s) were never issued or outstanding.

Notwithstanding anything to the contrary contained in this letter agreement, the Corporation and Kessler each agree to do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of the Rescission, the Understanding and this letter agreement and the transactions contemplated by the Rescission, the Understanding and this letter agreement.

This letter agreement contains the entire agreement between the parties and supersedes all prior agreements or understandings between the Corporation and Kessler relating to the subject matter of this Agreement.  No oral representation, agreement or understanding made by any party hereto shall be valid or binding upon such party or any other party hereto.  Any amendment to or modification of this letter agreement must be in writing and signed by the party against whom enforcement is to be sought.

This letter agreement and the rights and obligations of the parties hereunder shall be interpreted, construed and enforced in accordance with the laws of the State of New York, without regard to its choice and/or conflict of laws provisions.  Any legal action resulting from, arising under, out of or in connection with, directly or indirectly, this letter agreement shall be commenced exclusively in the Supreme Court, State of New York, County of Nassau or the U.S. District Court for the Eastern District of New York.  The parties to this letter agreement hereby submit themselves to the jurisdiction of any such court, and agree to service of process on any of them in any such action, suit or proceeding.

This letter agreement may be executed in any number of counterparts, each of which shall be deemed to be an original but all of which together shall constitute one instrument.

Kessler acknowledges that Kessler has entered into this letter agreement knowingly and voluntarily after a period of negotiation between the parties.  Kessler further acknowledges that Kessler understands the terms and provisions contained herein and has had the opportunity to review the same with attorneys of Kessler’s own choosing.

Water Chef, Inc.

Ms. Leslie J. Kessler
August 18, 2008

If the foregoing accurately reflects Kessler’s agreement as to the Rescission and Understanding and the consequences of the Rescission, kindly acknowledge, accept and confirm such by executing the duplicate copy of this letter agreement in the space indicated below and return the executed duplicate copy to the Corporation.

Very truly yours,

Water Chef, Inc.

	By:	/s/ Terry R. Lazar
Terry R. Lazar
Chief Financial Officer

Agreed, acknowledged, accepted
and confirmed in all respects:

/s/ Leslie J. Kessler
Leslie J. Kessler